Exhibit 10.1

FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT

This First Amendment to Stock Purchase Agreement (“First Amendment”) is made and entered into as of May 31, 2011, by and among Coinstar E-Payment Services Inc., a Kansas corporation (“CEPSI”), Coinstar UK Holdings Limited, a company incorporated in England and Wales (Company registration number 05815578) (“UK Holdings”) (UK Holdings and CEPSI, each, a “Company,” and collectively, the “Companies”), Coinstar, Inc., a Delaware corporation (“Coinstar”), CUHL Holdings Inc., a Washington corporation (“CUHL”) (Coinstar and CUHL, each, a “Seller,” and collectively, the “Sellers”) and Sigue Corporation, a Delaware corporation (“Buyer”).

RECITALS

A. On or about August 23, 2010, CEPSI, UK Holdings, Coinstar, CUHL and Buyer entered into a Stock Purchase Agreement (including the Agreement Regarding Extension of Time and Placement of Representative dated on or about October 15, 2010, the “Agreement”). Capitalized terms used herein have the meanings given to them in the Agreement, except as otherwise defined in this First Amendment or as the context otherwise requires.

B. Section 6.4 of the Agreement permits the parties to amend the Agreement in writing at any time.

C. The purpose of this First Amendment is to set forth the terms and conditions upon which the parties will amend the terms of the Agreement, and to acknowledge and confirm certain matters with respect to the Agreement.

NOW, THEREFORE, in accordance with the provisions of Section 6.4 of the Agreement, the parties hereto agree as follows:

1.	AMENDMENT; DEFINITIONS

The Agreement is amended as set forth herein. Except as specifically provided for in this First Amendment, all of the terms and conditions of the Agreement and each of the other documents related to the Agreement shall remain unchanged and in full force and effect. Hereinafter, any reference to the Agreement shall mean the Agreement, as amended hereby.

2.	AMENDMENT OF EXHIBIT 1.3

Exhibit 1.3 to the Agreement is hereby deleted in its entirety and replaced with the documents attached as Exhibit 1.3 to this Amendment.

3.	AMENDMENT OF SECTION 1.5

3.1 Exhibit 1.5(b) to the Agreement is hereby deleted in its entirety and replaced with the document attached as Exhibit 1.5(b) to this Amendment.

3.2 Section 1.5(b) is hereby deleted in its entirety and replaced with the following paragraph:

“(b) At least two (2) business days prior to the anticipated Closing Date, Sellers shall prepare in good faith and deliver to Buyer a projected combined balance sheet for the Companies and the Company Subsidiaries as of the anticipated Closing Date (the “Closing Balance Sheet”). The Closing Balance Sheet shall be prepared according to GAAP consistent with the Financial Statements and the Agreed Accounting Policies and in a manner consistent with the sample balance sheet and Net Working Capital calculation as of March 31, 2011 attached hereto as Exhibit 1.5(b). In addition to the Closing Balance Sheet, Sellers shall provide on the Closing Date the Sellers’ written estimate of the aggregate Net Working Capital of the Companies and Company Subsidiaries as of the Closing Date, which estimate shall be prepared in good faith, in a manner consistent with Exhibit 1.5(b) and in accordance with the provisions of this Section 1.5 (the “Sellers’ Estimated NWC”). Coinstar shall consult with Buyer during the preparation of the Closing Balance Sheet and the Sellers’ Estimated NWC.”

3.3 Sections 1.5(e) and 1.5(f) are hereby deleted in their entirety and replaced with the following paragraphs:

“(e) To the extent that the aggregate Net Working Capital of the Companies and the Company Subsidiaries as of the Closing Date, as agreed by Sellers and Buyer or as finally determined in accordance with the provisions set forth above (such amount, the “Final NWC Amount”) exceeds $18,000,000 (such excess over $18,000,000, the “Final NWC Increase”), then the principal amount of the promissory note under the Credit Agreement (including the prior adjustment to such principal amount pursuant to Section 1.6 below, if any) shall be deemed to have been increased, effective as of the Closing Date, by an amount equal to the Final NWC Increase.

(f) To the extent that the Final NWC Amount falls below $17,000,000 (such shortfall below $17,000,000, a “Final NWC Decrease”), then the principal amount of the promissory note under the Credit Agreement (including the prior adjustment to such principal amount pursuant to Section 1.6 below, if any) shall be deemed to have been decreased, effective as of the Closing Date, by an amount equal to the Final NWC Decrease.”

4.	AMENDMENT OF SECTION 1.6

Section 1.6 is hereby deleted in its entirety and replaced with the following paragraph:

“1.6 Swingline

To provide for the settlement of the intercompany indebtedness outstanding under the Swingline as of Closing, at least two (2) business days prior to the anticipated Closing Date, Coinstar shall prepare in good faith and deliver to Buyer a certificate (the ‘Swingline Certificate’) reflecting the projected outstanding balance under the Swingline as of the anticipated Closing Date (the ‘Swingline Closing Balance’). Coinstar shall consult with Buyer during the preparation of the Swingline Certificate and shall provide Buyer with such information and documentation as Buyer may reasonably request to verify the accuracy of the Swingline Closing Balance contained in the Swingline Certificate. At Closing, (a) to the extent that the Swingline Closing Balance is $6,000,000 or less, then the principal amount of the promissory note under the Credit Agreement shall be increased, effective as of the Closing Date, by an amount equal to the amount of the Swingline Closing Balance, (b) to the extent that the Swingline Closing Balance is greater than $6,000,000 but less than or equal to $14,000,000, then (i) Buyer shall transfer to Coinstar, by wire transfer of immediately available funds to an account or accounts designated by Coinstar, an amount equal to (A) the Swingline Closing Balance minus (B) $6,000,000, and (ii) the principal amount of the promissory note under the Credit Agreement shall be increased, effective as of the Closing Date, by an amount equal to $6,000,000, and (c) to the extent that the Swingline Closing Balance is greater than $14,000,000, then (i) Buyer shall transfer to Coinstar, by wire transfer of immediately available funds to an account or accounts designated by Coinstar, an amount equal to $8,000,000, and (ii) the principal amount of the promissory note under the Credit Agreement shall be increased, effective as of the Closing Date, by an amount equal to the amount by which the Swingline Closing Balance exceeds $8,000,000. Upon Coinstar’s receipt of the wire transfer and the adjustment, if any, of the promissory note as provided in the immediately preceding sentence, the Swingline shall be terminated without any cost to or continuing obligation by any party thereto.”

5.	ADDITION OF SECTION 1.7

The Agreement is hereby amended by inserting the following as a new Section 1.7 to the Agreement:

“1.7 India Condition

(a) If the India Condition (defined below) has not been satisfied prior to Closing, then following the Closing the Sellers, Companies and Buyer shall each use their commercially reasonable efforts to promptly, unless prohibited by Law: (i) take, or to cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable to, cause the India Condition to be satisfied; (ii) keep the other parties hereto informed in all material respects of any material communication received by such party from, or given by such party to, any Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case relating to the India Condition (to the extent permitted by any applicable Governmental Entity or private party and to the extent not involving a securities exchange); (iii) permit the other parties hereto to review any material communication delivered to, and consult with the other parties in advance of any meeting or conference with, any Governmental Entity relating to the India Condition and give the other parties the opportunity to attend and participate in such meetings and conferences (to the extent permitted by such Governmental Entity); and (iv) execute and deliver any additional instruments necessary to satisfy the India Condition. For purposes of this Agreement, the ‘India Condition’ shall mean obtaining a renewal of the existing money transmitter license in India relating to the Money Transfer Business of the Companies and Company Subsidiaries. The obligations of the parties under this Section 1.7(a), if any, shall expire upon the earliest to occur of (1) the date that the India Condition has been satisfied, and (2) the date that is 270 days after the Closing (such earlier date, the ‘India Cooperation Termination Date’).

(b) If (i) the India Condition has not been satisfied on or before the India Cooperation Termination Date, and (ii) the Buyer, the Companies and the Company Subsidiaries have materially fulfilled all of their obligations under Section 1.7(a) through the India Cooperation Termination Date, then Coinstar shall as promptly as practicable transfer to Buyer, by wire transfer of immediately available funds to a Sigue Corporation account designated by Buyer, an amount equal to $1,000,000 (the ‘India Condition Payment’). To the extent the India Condition Payment is made, such payment shall be treated as an indemnity payment by Seller under Section 7.2(a), but shall not be subject to the Deductible, or be reduced by the amount of the Deductible referenced in Section 7.4(a) of this Agreement. The India Condition Payment, if made, shall be treated as an adjustment to the UK Purchase Price as provided in Section 7.6 of this Agreement.”

6.	AMENDMENT TO DISCLOSURE SCHEDULES

Sections 2.8, 2.9, 2.18, 5.1.3(c)(i) and 5.1.3(c)(ii) of the Disclosure Schedules are hereby deleted in their entirety and replaced with the schedule of the corresponding Section number attached to this First Amendment.

7.	AMENDMENT OF SECTION 5.1

Section 5.1 of the Agreement is hereby amended by inserting the following as a new subsection 5.1.15 to the Agreement:

“5.1.15 Minimum Sellers’ Estimated NWC

The Sellers’ Estimated NWC provided by Sellers pursuant to Section 1.5(b) of this Agreement shall be at least $16,000,000.”

8.	AMENDMENT OF SECTION 6.1(b)

Section 6.1(b) of the Agreement is hereby deleted in its entirety and replaced with the following paragraph:

“By Sellers, on the one hand, or Buyer, on the other hand, if the Closing shall not have occurred on or prior to June 30, 2011 (such date, the ‘Termination Date’); provided, however, that the right to terminate this Agreement under this Section 6.1(b) shall not be available (i) to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or prior to the Termination Date, or (ii) to Buyer until after the Outside Date if Section 5.1.3(b), Section 5.1.3(c), or both have not otherwise been satisfied on or prior to the Termination Date.”

9.	AMENDMENT OF SECTION 9.1

Section 9.1 of the Agreement is hereby amended in part by deleting the definition of the term Target Net Working Capital in its entirety.

10.	ACKNOWLEDGMENT

Buyer hereby acknowledges and agrees that (a) since August 23, 2010, the Sellers, the Companies and/or the Company Subsidiaries have taken the actions set forth on Exhibit 10 to this Amendment with respect to the Companies and/or the Company Subsidiaries (each a “Listed Action”), and (b) Buyer acknowledges its awareness of and that it has consented to the taking of each Listed Action pursuant to and as contemplated by Section 4.1 of the Agreement.

11.	COUNTERPARTS

This First Amendment may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. To expedite the process of entering into this First Amendment, the parties acknowledge that Transmitted Copies of this First Amendment will be equivalent to original documents until such time as original documents are completely executed and delivered.

[Signature Page Follows]

IN WITNESS WHEREOF, CEPSI, UK Holdings, CUHL, Coinstar and Buyer have caused this First Amendment to be duly executed as of the date first written above.

CEPSI: COINSTAR E-PAYMENT SERVICES INC.

By:	/s/ Stephen J. Verleye
Name:	Stephen J. Verleye
Title:	President

UK HOLDINGS: COINSTAR UK HOLDINGS LIMITED

By:	/s/ Donald R. Rench
Name:	Donald R. Rench
Title:	Secretary

CUHL: CUHL HOLDINGS INC.

By:	/s/ Paul D. Davis
Name:	Paul D. Davis
Title:	President

COINSTAR: COINSTAR, INC.

By:	/s/ Paul D. Davis
Name:	Paul D. Davis
Title:	Chief Executive Officer

BUYER: SIGUE CORPORATION

By:	/s/ Guillermo de la Vina
Name:	Guillermo de la Vina
Title:	Chief Executive Officer and Chairman of the Board

By:	/s/ Alfredo de la Vina
Name:	Alfredo de la Vina
Title:	Secretary and Treasurer

By:	/s/ Leandro Miguel
Name:	Leandro Miguel
Title:	President